Exhibit 99.6

July 3, 2019

Board of Directors

Total System Services, Inc.

One TSYS Way

Columbus, GA 31901

Re:	Registration Statement on Form S-4 of Global Payments Inc., filed July 3, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 27, 2019 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than Global Payments Inc. (“Global Payments”) and its affiliates) of the outstanding shares of common stock, par value $ 0.10 per share (the “Shares”), of Total System Services, Inc. (the “Company”) of the exchange ratio of 0.8101 of a share of common stock, no par value, of Global Payments to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019 (the “Agreement”), by and between Global Payments and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of TSYS’ Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors,” “The Merger—Opinions of TSYS’ Financial Advisors—Opinion of Goldman Sachs,” “The Merger—Certain Unaudited Prospective Financial Information” and “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger—Goldman Sachs; Mr. Driver” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)